CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-3 of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements, dated April 12, 1996, on our audits of the consolidated financial statements of QPQ Corporation as of and for the years ended December 31, 1995 and 1994, which report is included in the Company's 1995 Annual Report on Form 10-KSB. We also consent to the reference to our firm under the caption "Experts".


Coopers & Lybrand L.L.P.


Miami, Florida
October 14, 1996